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                                                                    EXHIBIT 99.1


BANKATLANTIC BANCORP COMPLETES ISSUANCE OF $65 MILLION OF TRUST PREFERRED SECURITIES


     FORT LAUDERDALE, Fla., Dec. 17 -- BankAtlantic Bancorp, Inc. (NYSE: BBX), parent company of BankAtlantic, Levitt Companies, and Ryan Beck & Co., announced today that it sold an aggregate of $65 million of trust preferred securities in three separate transactions in December, 2002. The trust preferred securities pay interest quarterly at a floating rate equal to 3-month LIBOR plus 325 - 335 basis points. The securities are redeemable in five years and are due in 2032. The net proceeds of approximately $63 million will be used primarily to retire outstanding debt with interest rates ranging from 9% to 9.5%.

     These sales, each part of a larger pooled trust preferred securities offering, were not registered under the Securities Act of 1933 and, accordingly, the trust preferred securities may not be sold in the United States absent registration or an applicable exemption from registration requirements.

About BankAtlantic Bancorp:

     BankAtlantic Bancorp (NYSE: BBX - News) is a diversified financial services holding company and the parent company of BankAtlantic, Levitt Companies, and Ryan Beck & Co. Through these subsidiaries, BankAtlantic Bancorp provides a full line of products and services encompassing consumer and commercial banking, brokerage and investment banking, and real estate development. BankAtlantic Bancorp is one of the largest financial institutions headquartered in the State of Florida.

About BankAtlantic:

     BankAtlantic, "Florida's Most Convenient Bank" is one of the largest financial institutions headquartered in Florida and provides a comprehensive offering of banking services and products via its broad network of community branches throughout Florida and its online banking division -- BankAtlantic.com. BankAtlantic has 73 branch locations, operates more than 190 conveniently located ATMs and offers extended branch and lobby hours. Visit BankAtlantic's Web site for further information at www.BankAtlantic.com


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Seven-Day Branch Banking-Monday through Sunday

Extended branch lobby hours are 8:30 AM-5:00 PM, Monday through Wednesday, and 8:30 AM-8:00 PM, Thursday and Friday.

Extended drive-thru hours are 7:30 AM-8:00 PM, Monday through Wednesday, and 7:30 AM-8:00 PM, Thursday and Friday.

Saturday branch lobby hours are 8:30 AM-3:00 PM, and drive-thru hours are 7:30 AM-6:00 PM

Sunday branch lobby hours are 11:00 AM-4:00 PM, and drive-thru hours are 11:00 AM-4:00 PM

     Levitt Companies is the parent company of Levitt and Sons and Core Communities.

     Levitt and Sons, America's oldest homebuilder and first to build planned suburban communities, currently develops single and multi-family homes for active adults and families throughout Florida.

     Core Communities develops master-planned communities in Florida, including its original and best known, St. Lucie West -- a 4,600-acre community with 4,000 built and occupied homes, 150 businesses employing 5,000 people and a university campus. New master-planned developments include Westchester, now under development on Florida's Treasure Coast in St. Lucie County, featuring 5,600 residences, a commercial town center and a world-class corporate park. Ryan Beck & Co. is a full-service broker dealer engaging in underwriting, market making, distribution, and trading of equity and debt securities. The firm also provides money management services, general securities brokerage, including financial planning for the individual investor, consulting and financial advisory services to financial institutions and middle market companies. Ryan Beck & Co. also provides independent research in the financial institutions, energy, healthcare, technology, and consumer product industries. Ryan Beck & Co. recently acquired certain assets and related entities from Gruntal & Co., LLC, including the acquisition of The GMS Group, LLC. The combined firm now has in excess of 600 retail account executives located in offices nationwide.

     For further information, please visit our websites:
     www.BankAtlantic.com
     www.LevittandSons.com
     www.CoreCommunities.com
     www.LevittCommercial.com
     www.RyanBeck.com
     www.Cumber.com
     www.GMSgroup.com

     To receive future news releases or announcements directly via email, please access the e-News banner on the Investor Relations page at www.BankAtlantic.com.

     BankAtlantic Bancorp Contact Info:
     Investor Relations: Leo Hinkley, Tel: (954) 760-5317,
     Fax: (954) 760-5415, or InvestorRelations@BankAtlantic.com. Corporate Communications: Sharon Lyn, Tel: (954) 760-5402 or CorpComm@BankAtlantic.com.
     Public Relations for BankAtlantic: Boardroom Communications,
     Tel: (954) 370-8999, Caren Berg, caren@boardroompr.com